NOTE REPURCHASE AGREEMENT
THIS NOTE REPURCHASE AGREEMENT (this “Agreement”) is made and entered into as of May 5, 2021 by and between A-G Holdings, L.P., a Delaware limited partnership (the “Holder”), and Groupon, Inc. (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in that certain Investment Agreement, dated as of April 3, 2016, by and between the Company and the Holder (the “Investment Agreement”).
RECITALS
    WHEREAS, the Holder is the owner and legal and beneficial holder of $250,000,000 aggregate principal amount of the Company’s 3.25% Convertible Senior Notes due 2022 (the “Notes”), issued pursuant to an Indenture, dated as of April 4, 2016, by and between the Company and U.S. Bank National Association, as Trustee (the “Trustee”).
    WHEREAS, the Notes, to date, have not matured; and
WHEREAS, the Holder desires and is willing to sell to the Company, and the Company desires to repurchase from the Holder, the Notes, upon and subject to the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements and representations of the parties contained in this Agreement, the payments provided for in this Agreement and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the parties mutually agree as follows:
AGREEMENT
1.Sale and Repurchase of Notes. Subject to the terms and conditions of this Agreement, the Company agrees to purchase from the Holder, and the Holder agrees to sell to the Company, the Notes (the “Transaction”) at an aggregate purchase price of Two Hundred Fifty-Four Million Dollars ($254,000,000), plus accrued and unpaid interest on the Notes to, and including, the Closing Date (as defined below) (the “Purchase Price”).
2.Closing and Closing Deliverables; Cancellation of Notes. The closing of the Transaction (the “Closing”) shall take place electronically at 10:00 a.m. Eastern Time on a business day on or before May 14, 2021 (the “Closing Date”) selected by the Company, subject to the satisfaction or waiver of the conditions set forth in Sections 5 and 6 on such date; provided that the Company shall provide the Holder with at least two business days’ notice of the Closing Date if the Closing Date will occur prior to May 14, 2021.
(a)At the Closing:
(i)the Company shall pay to the Holder, by wire transfer of immediately available funds to the account specified on Exhibit A, the Purchase Price; and
(ii)the Holder shall deliver to the Trustee the Notes, free and clear of all liens, encumbrances, security interests, options, preferences, priorities claims, charges and restrictions of any kind (“Encumbrances”) (other than Encumbrances under the Investment Agreement, those created by or resulting from actions of the Company or any of its Subsidiaries and those arising solely under the Securities Act of 1933, as amended, and the rules and regulations of the
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Securities and Exchange Commission promulgated thereunder, or under similar state securities laws (“Permitted Encumbrances”)), duly endorsed or accompanied by an assignment duly endorsed in a form acceptable to the Company and the Trustee, or by means of the book-entry transfer procedures of the Depositary Trust Company, as depository for the Notes, or by means of transfer acceptable to the Company, against payment by the Company of the Purchase Price.
(b)Upon consummation of the Transaction, the Company will instruct the Trustee to cancel the Notes, and thereafter the Notes shall be null and void, and any and all rights arising thereunder shall be extinguished.
3.Representations and Warranties of the Holder. The Holder hereby represents and warrants to the Company, as of the date hereof and as of the Closing Date, as follows:
(a)Authorization; Enforceability. The Holder has the power and capacity to enter into this Agreement and to consummate the Transaction. This Agreement has been duly and validly executed and delivered by the Holder and constitutes the legal, valid and binding obligation of the Holder, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect that affect creditors’ rights generally, and by legal and equitable limitations on the availability of specific remedies.
(b)No Conflict; No Consent. The execution, delivery and performance by the Holder of this Agreement and consummation by the Holder of the Transaction do not and will not: (i) violate any decree or judgment of any court or other governmental authority applicable to or binding on the Holder; (ii) violate any provision of any federal or state statute, rule or regulation which is, to the Holder’s knowledge, applicable to the Holder; (iii) conflict with, or result in any violation of, any provision of any organizational document of the Holder; or (iv) violate or result in a default under any material contract to which the Holder or any of its assets or properties are bound. No consent or approval of, or filing with, any governmental authority or other person not a party hereto is required for the execution, delivery and performance by the Holder of this Agreement or the consummation of the Transaction, other than as may be required by the rules and regulations of the Securities and Exchange Commission.
(c)Ownership. The Holder is the record and beneficial owner of the Notes, free and clear of any Encumbrances (other than Permitted Encumbrances), and upon the transfer of the Notes to the Company, the Company will acquire good and marketable title thereto, free and clear of any Encumbrances or restrictions on transfer, other than Permitted Encumbrances.
(d)Disclosure of Information. The Holder, by reason of, among other things, its business and financial experience, is capable of evaluating the merits and risks of the Transaction and of protecting the Holder’s own interests in connection with the Transaction. The Holder has acquired sufficient information about the Company to reach an informed and knowledgeable decision to sell the Notes. The Holder acknowledges that (i) the Company has not made any representation or warranty, express or implied, except as set forth in Section 4, regarding any aspect of the sale and purchase of the Notes, the operation or financial condition of the Company or the value of the Notes, (ii) the Company may be in possession of substantial information which may be material and/or nonpublic (the “Company Information”) and which, if publicly disclosed, could foreseeably affect the trading price of the Notes or which, if known to the Holder, could foreseeably have impacted the Holder’ decision to sell the Notes or to enter into this Agreement, (iii) it is not relying upon the Company in making its decision to sell the

Notes to the Company pursuant to this Agreement and (iv) the Company is relying upon the truth of the representations and warranties in this Section 3 in connection with the purchase of the Notes hereunder.
(e)Independent Advisors. The Holder has been given the opportunity to consult with its own counsel and financial and other advisors, including tax advisors, with respect to this Agreement and the terms hereof and the Transaction to be consummated. The Holder is relying solely on such advisors in connection with this Agreement and not on any statements or representations of the Company, except for those representations and warranties of the Company expressly set forth in Section 4.
4.Representations and Warranties of the Company. The Company hereby represents and warrants to the Holder, as of the date hereof and as of the Closing Date, as follows:
(a) Authorization; Enforceability. The Company has the power and capacity to enter into this Agreement and to consummate the Transaction. This Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect that affect creditors’ rights generally, and by legal and equitable limitations on the availability of specific remedies.
(b)No Conflict; No Consent. The execution, delivery and performance by the Company of this Agreement and consummation by the Company of the Transaction do not and will not: (i) violate any decree or judgment of any court or other governmental authority applicable to or binding on the Company; (ii) violate any provision of any federal or state statute, rule or regulation which is, to the Company’s knowledge, applicable to the Company; (iii) conflict with, or result in any violation of, any provision of any organizational document of the Company; or (iv) violate or result in a default under any material contract to which the Company or any of the Company’s assets or properties are bound. No consent or approval of, or filing with, any governmental authority or other person not a party hereto is required for the execution, delivery and performance by the Company of this Agreement or the consummation of the Transaction, other than as may be required by the rules and regulations of the Securities and Exchange Commission.
(c)No Other Representations. The Company acknowledges that (i) the Holder has not made any representation or warranty, express or implied, except as set forth in Section 3, regarding any aspect of the sale and purchase of the Notes or the value of the Notes and (ii) the Company is relying upon the truth of the representations and warranties in this Section 3 in connection with the sale of the Notes hereunder.
5.Conditions to the Holder’s Obligation to Close. The obligation of the Holder hereunder to consummate the Transaction are subject to the satisfaction (or, to the extent permissible under applicable law, waiver by the Holder) of each of the following conditions:
(a)each of the representations and warranties of the Company contained in Section 4 shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date;

(b)the Company shall have performed all of its covenants required to be performed hereunder prior to such time in all material respects; and

(c)since the date of this Agreement, no statute, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction and shall be continuing that prohibits the consummation of the Transaction.
6.Conditions to the Company’s Obligation to Close. The obligation of the Company hereunder to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, to the extent permissible under applicable law, waiver by the Company) of each of the following conditions:
(a)each of the representations and warranties of the Holder contained in Section 3 shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date;

(b)the Holder shall have performed all of its covenants required to be performed hereunder prior to such time in all material respects; and

(c)since the date of this Agreement, no statute, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction and shall be continuing that prohibits the consummation of the Transaction.
7.Other Agreements.
(a)No Further Obligations Under the Notes. The Holder acknowledges and agrees that the sale of the Notes by the Holder and the purchase of the Notes by the Company pursuant to the Transaction shall constitute the final disposition of the Notes by the Holder, and, following the consummation of the Transaction and the Holder’s receipt of the Purchase Price as full consideration for the Notes, the Holder shall have no further rights or obligations with respect to the Notes, and shall not be entitled to any additional consideration in respect of the Notes by virtue of any of the foregoing actions on the part of the Company or its representatives and waives any and all rights thereto, including any rights with respect to the prepayment of the Notes and the consideration therefor.
(b)Resignation of Purchaser Designee. Concurrently herewith, Michael Angelakis, the Purchaser Designee, has delivered a written resignation from the Board, contingent and effective upon Closing.

(c)Effect on Other Agreements. Effective as of the Closing, except as otherwise provided herein, the Investment Agreement and the Voting Agreement shall terminate and shall cease to be of any further force and effect; provided, however, that Sections 4.03, 4.07(f), 4.08, 4.12 and 4.16 and Article 6 of the Investment Agreement shall survive the termination thereof in accordance with their respective terms; provided that Section 4.16 shall cease to apply and shall cease to have any further force and effect on the third anniversary of the date hereof.
(d)Director Indemnification. Beginning on the Closing Date and continuing until the sixth anniversary of the Closing Date, the Company (i) shall maintain in effect all rights to indemnification, advancement of expenses, exculpation and other limitations on liability to the extent provided in the Company’s certificate of incorporation, bylaws or other governing documents as in effect as of the date of this Agreement (“D&O Provisions”) in favor of Michael Angelakis as a current or former director of the Company (to the extent permitted by applicable law), (ii) shall not amend, repeal or modify in a manner adverse to Michael Angelakis any provision in the D&O Provisions as it relates to Michael Angelakis as a current or former director of the Company without the written consent of Michael Angelakis (unless any such amendment, repeal or modification is required by applicable law) and (iii) shall indemnify and hold harmless Michael Angelakis as a current or former director of the Company against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Company would have been permitted under applicable law, the D&O Provisions or any director indemnification agreement in effect on the date of this Agreement to indemnify Michael Angelakis (the “Director Indemnification Agreement”) (including the advancing of expenses as incurred to the fullest extent permitted under applicable law); provided, however, that all rights to indemnification, exculpation or advancement of expenses in respect of any legal proceedings pending or asserted or any claim made within such period shall continue until the disposition of such legal proceeding or resolution of such claim. In the event that the Company or any of its successors or assigns consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all its properties and assets to any Person, the Company shall cause proper provisions to be made so that the successors and assigns of the Company assume the obligations set forth in this Section 7(d). The rights of Michael Angelakis hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the D&O Provisions, any other indemnification arrangement, any legal requirement or otherwise. The provisions of this Section 7(d) are expressly intended to benefit, and are enforceable by, Michael Angelakis, who is an intended third-party beneficiary of this Section 7(d).
(e)RSU Award Acceleration. Prior to the Closing, the Compensation Committee of the Board shall take all actions necessary (including the adoption of any resolutions) to cause 4,859 restricted stock units in respect of shares of common stock of the Company (“RSUs”) granted to Michael Angelakis under the Company’s 2011 Incentive Plan (the “Incentive Plan”) that are outstanding and unvested as of immediately prior to the Closing to become fully vested. The accelerated vesting of the RSUs under this Section 7(e) will be (x) approved in accordance with the terms of the 2011 Incentive Plan (and any applicable award agreement thereunder) and the Company’s Non-Employee Directors’ Compensation Plan and (y) subject to, and effective as of, the Closing. Any resolutions or other documentation relating to the actions contemplated by this Section 7(e) shall be subject to the prior reasonable review and comment of the Holder. The Company shall provide the Holder with documentation (including any resolutions) evidencing satisfaction of the requirements of this Section 7(e) prior to the Closing.
(f)Section 16(b) Exemption. Prior to the Closing, the Board (or a committee of the Board comprised solely of two or more “non-employee directors” (as defined under Rule 16b-3(b)(3) under the Exchange Act)) shall, with respect to the Holder, its Affiliates and Michael Angelakis, take all actions necessary (including the adoption of any resolutions) to approve or otherwise cause the Transaction to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3(e) under the Exchange Act. Any resolutions or other documentation relating to the actions contemplated by this Section 7(f) shall be subject to the prior reasonable review and comment of the Holder. The Company shall provide the Holder with documentation (including any resolutions) evidencing satisfaction of the requirements of this Section 7(f) prior to the Closing.
8.Miscellaneous.
(a)Expenses. Each party hereto shall pay all of its expenses arising in connection with the negotiation, execution and consummation of the Transaction (including attorneys’ fees and expenses).
(b)Further Assurances. Each of the parties hereto agrees to use its reasonable efforts promptly to take or cause to be taken all action, and promptly to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transaction, subject to the terms and conditions hereof and compliance with applicable law. In case at any time before or after the Closing any further action is necessary or desirable to carry out the purposes of the Transaction, the proper officers, managers and directors of each party to this Agreement shall take all such necessary action as may be reasonably requested by the requesting party.
(a)Complete Agreement. This Agreement and the other agreements referred to herein constitute the entire agreement between the parties hereto regarding the subject matter of this Agreement and supersede and preempt any prior understandings, agreements or representations, written or oral, which may have related to the subject matter hereof. The recitals hereto are hereby incorporated herein in their entirety.
(b)Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
(c)Counterparts. This Agreement may be signed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
(d)Waivers and Amendments. Any waiver, alteration, amendment or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by the party(ies) against whom enforcement is sought. No waiver by any of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.
(e)Choice of Law. This Agreement shall be governed by the laws of the State of Delaware without regard to any state’s rules regarding conflicts of laws. The parties agree that all disputes arising under this Agreement shall be submitted exclusively to the state and/or federal courts located in Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, solely if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and the parties hereby irrevocably waive any objection it may now or hereafter have as to the convenience of such forum. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT.
(f)Termination of Agreement. If the Closing shall not have occurred on or before May 14, 2021, then either the Company or the Holder shall have the right to terminate this Agreement at any time on or after May 15, 2021; provided, however, that the right to terminate this Agreement under this Section 8(f) shall not be available to any party hereto if the failure of the Transaction to have been consummated by such date is the result of such party’s breach of this Agreement. Nothing contained in this Section 8(f) shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.
(g)Remedies. Each party hereto acknowledges that monetary damages would not be an adequate remedy in the event that any covenant or agreement in this Agreement is not performed in accordance with its terms, and it is therefore agreed that, in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.
[Signature Page Follows]

The undersigned have executed this Note Repurchase Agreement as of the date first above written.
COMPANY:
GROUPON, INC.

By:    /s/ Eric DeLau
    Name: Eric DeLau
    Title: Vice President & Treasurer

HOLDER:
A-G HOLDINGS, L.P.

By: A-G HOLDINGS GP, LLC, its general partner

By: ATAIROS GROUP, INC., its sole member and manager

By:    /s/ Michael J. Angelakis
    Name: Michael J. Angelakis
    Title: Chairman and Chief Executive Officer
Signature Page to Note Repurchase Agreement